Exhibit 1.1

EXECUTION VERSION

International Coal Group, Inc.

$175,000,000 10.25% Senior Notes due 2014

PURCHASE AGREEMENT

June 20, 2006

New York, New York

UBS Securities LLC

J.P. Morgan Securities Inc.

Goldman, Sachs & Co.

Banc of America Securities LLC

Wachovia Capital Markets, LLC

c/o UBS Securities LLC

299 Park Avenue

New York, New York 10171

Ladies and Gentlemen:

International Coal Group, Inc., a Delaware corporation (the “Company”), and each of the Guarantors (as defined herein) agree with you as follows:

1. Issuance of Notes. The Company proposes to issue and sell to UBS Securities LLC (the “Representative”) and J.P. Morgan Securities Inc., Goldman, Sachs & Co., Banc of America Securities LLC and Wachovia Capital Markets, LLC (together with the Representative, the “Initial Purchasers”) $175,000,000 aggregate principal amount of 10.25% Senior Notes due 2014 (the “Original Notes”). The Company’s obligations under the Original Notes and the Indenture (as defined below) will be, jointly and severally, unconditionally guaranteed (the “Guarantees”), on a senior basis, by each of the Subsidiaries (as defined below) listed on the signature pages hereto (collectively, the “Guarantors,” and, together with the Company, the “Issuers”). The Original Notes and the Guarantees are referred to herein as the “Securities.” The Securities will be issued pursuant to an indenture (the “Indenture”), to be dated the Closing Date (as defined herein), by and between the Issuers and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”).

The Securities will be offered and sold to the Initial Purchasers pursuant to an exemption from the registration requirements under the Securities Act of 1933, as amended (the “Act”). The Company has prepared a preliminary offering memorandum, dated as of June 8, 2006 (the “Preliminary Offering Memorandum”), and a pricing supplement thereto, dated the date hereof (the “Pricing Supplement”) and substantially in the form of Exhibit A hereto. The Preliminary Offering Memorandum and the Pricing Supplement are herein referred to as the “Pricing Disclosure Package.” Promptly after the execution of this Purchase Agreement (this “Agreement”), the Company will prepare a final offering memorandum dated the date hereof (the “Final Offering Memorandum”).

The Initial Purchasers have advised the Company that the Initial Purchasers intend, as soon as they deem practicable after this Agreement has been executed and delivered, to resell (the

“Exempt Resales”) the Securities in private sales exempt from registration under the Act on the terms set forth in the Pricing Disclosure Package, solely to (i) persons whom the Initial Purchasers reasonably believe to be “qualified institutional buyers” (“QIBs”), as defined in Rule 144A under the Act (“Rule 144A”), in accordance with Rule 144A and (ii) other eligible purchasers pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Act (“Regulation S”) in accordance with Regulations S (the persons specified in clauses (i) and (ii), the “Eligible Purchasers”).

Holders (including subsequent transferees) of the Securities will have the registration rights under the registration rights agreement (the “Registration Rights Agreement”), between the Issuers and the Initial Purchasers, to be dated the Closing Date, substantially in the form attached hereto as Exhibit B. Under the Registration Rights Agreement, the Company will agree to (i) use its reasonable best efforts to (and will cause the Guarantors to) file with the Securities and Exchange Commission (the “Commission”) (a) a registration statement under the Act (the “Exchange Offer Registration Statement”) relating to a new issue of debt securities (collectively with the Private Exchange Securities (as defined in the Registration Rights Agreement), the “Exchange Notes” and, together with the Original Notes, the “Notes”), guaranteed by the guarantors under the Indenture, to be offered in exchange for the Original Notes and the Guarantees thereof (the “Exchange Offer”) and issued under the Indenture or an indenture substantially identical to the Indenture and/or (b) under certain circumstances set forth in the Registration Rights Agreement, a shelf registration statement pursuant to Rule 415 under the Act (the “Shelf Registration Statement”) relating to the resale by certain holders of the Original Notes and the Guarantees thereof, (ii) to use its reasonable best efforts to cause the Exchange Offer Registration Statement and, if applicable, the Shelf Registration Statement to be declared effective and (iii) to consummate the Exchange Offer, all within the time periods specified in the Registration Rights Agreement.

As described in the Preliminary Offering Memorandum, substantially concurrently with the closing of the offering of the Securities (i) ICG, LLC, the Company’s wholly-owned subsidiary, will amend and restate its credit facility (as amended and restated, the “Credit Agreement” and, together with all other documents related to such agreement, the “Credit Documents”) with UBS AG, Stamford Branch, as administrative agent and the lenders party thereto, and (ii) certain existing indebtedness of the Company will be repaid (the “Refinancing”).

This Agreement, the Notes, the Guarantees, the Indenture and the Registration Rights Agreement are hereinafter sometimes referred to collectively as the “Note Documents.” The Note Documents and the Credit Documents are hereinafter sometimes referred to collectively as the “Transaction Documents.” The issuance and sale of the Securities, the execution of the Credit Documents and the Refinancing are referred to as the “Transactions.”

2. Agreements to Sell and Purchase. On the basis of the representations, warranties and covenants contained in this Agreement, the Company agrees to issue and sell to the Initial Purchasers, and on the basis of the representations, warranties and covenants contained in this Agreement, and subject to the terms and conditions contained in this Agreement, each of the Initial Purchasers, severally and not jointly, agrees to purchase from the Company, the aggregate principal amount of the Original Notes set forth opposite its name on Schedule I attached hereto. The purchase price for the Securities shall be 98.0% of their principal amount.

3. Delivery and Payment. Delivery of, and payment of the purchase price for, the Securities shall be made at 10:00 a.m., New York time, on June 23, 2006 (such date and time, the “Closing Date”) at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022. The Closing Date and the location of delivery of and the form of payment for the Securities may be varied by mutual agreement between the Initial Purchasers and the Company.

The Original Notes shall be delivered by the Company to the Initial Purchasers (or as the Initial Purchasers direct) through the facilities of The Depository Trust Company against payment by the Initial Purchasers of the purchase price therefor by means of wire transfer of immediately available funds to such account or accounts specified by the Company in accordance with Section 8(h) on or prior to the Closing Date, or by such means as the parties hereto shall agree prior to the Closing Date. The Securities shall be evidenced by one or more certificates in global form registered in such names as the Initial Purchasers may reasonably request upon at least one business day’s notice prior to the Closing Date and having an aggregate principal amount corresponding to the aggregate principal amount of the Securities.

4. Agreements of the Issuers. The Issuers jointly and severally, covenant and agree with the Initial Purchasers as follows:

(a) To furnish the Initial Purchasers and those persons identified by the Initial Purchasers, without charge, as many copies of the Preliminary Offering Memorandum, the Pricing Supplement and the Final Offering Memorandum (and any Free Writing Offering Document (as defined herein)), and any amendments or supplements thereto, as the Initial Purchasers may reasonably request. The Issuers consent to the use of the Preliminary Offering Memorandum, the Pricing Supplement and the Final Offering Memorandum, and any amendments or supplements thereto, by the Initial Purchasers in connection with Exempt Resales.

(b) As promptly as practicable following the execution and delivery of this Agreement and in any event not later than the second business day following the date hereof, to prepare and deliver to the Initial Purchasers the Final Offering Memorandum, which shall consist of the Preliminary Offering Memorandum as materially modified only by the information contained in the Pricing Supplement. Subject to Section 4(u), the Issuers will not amend or supplement (i) the Preliminary Offering Memorandum or the Pricing Supplement or (ii) the Final Offering Memorandum prior to the Closing Date unless the Initial Purchasers shall previously have been advised of such proposed amendment or supplement reasonably in advance of the proposed use, and shall not have objected to such amendment or supplement within a reasonable period of time after being so advised.

(c) Subject to Section 4(u), if, prior to the later of (x) the Closing Date and (y) the time that the Initial Purchasers have completed their distribution of the Securities, any event shall occur that, in the judgment of the Company or in the judgment of counsel to the Initial Purchasers, makes any statement of a material fact in the Final Offering Memorandum, as then amended or supplemented, untrue or that requires the making of any additions to or changes in the Final Offering Memorandum in order to make the statements in the Final Offering Memorandum, as then amended or supplemented, in the light of the circumstances under which they are made, not misleading, or if it is necessary to amend or supplement the Final Offering Memorandum to comply with all applicable laws, the Company shall promptly notify the Initial Purchasers of such event and (subject to Section 4(b)) prepare an appropriate amendment or supplement to the Final Offering Memorandum so that (i) the statements in the Final Offering Memorandum, as amended or supplemented, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances at the Closing Date and at the time of sale of Securities, not misleading and (ii) the Final Offering Memorandum will comply with applicable law.

(d) To qualify or register the Securities under the securities laws of such jurisdictions as the Initial Purchasers may reasonably request and to continue such qualification in effect so long as required for the Exempt Resales. Notwithstanding the foregoing, no Issuer shall be required to qualify as a foreign corporation in any jurisdiction in which it is not so qualified or to execute a general consent to service of process in any such jurisdiction or subject itself to taxation in excess of a nominal dollar amount in any such jurisdiction where it is not then so subject.

(e) To advise the Initial Purchasers promptly, and if requested by the Initial Purchasers, to confirm such advice in writing, of the issuance by any securities commission of any stop order suspending the qualification or exemption from qualification of any of the Securities for offering or sale in any jurisdiction, or the initiation of any proceeding for such purpose by any securities commission or other regulatory authority. The Company shall use its reasonable best efforts to prevent the issuance of any stop order or order suspending the qualification or exemption of any of the Securities under any securities laws, and if at any time any securities commission or other regulatory authority shall issue an order suspending the qualification or exemption of any of the Securities under any securities laws, the Issuers shall use their reasonable best efforts to obtain the withdrawal or lifting of such order at the earliest possible time.

(f) Whether or not the transactions contemplated by this Agreement are consummated, to pay all costs, expenses, fees and disbursements (including fees and disbursements of counsel and accountants for the Issuers) incurred and stamp, documentary or similar taxes incident to and in connection with: (i) the preparation, printing and distribution of a reasonable number of each of the Preliminary Offering Memorandum, the Pricing Supplement and the Final Offering Memorandum and any amendments and supplements thereto or any Free Writing Offering Document, (ii) all expenses (including travel expenses) of the Issuers and the Initial Purchasers in connection with any meetings with prospective investors in the Securities, (iii) the preparation, notarization (if necessary) and delivery of the Note Documents and all other agreements, memoranda, correspondence and documents prepared and delivered in connection with this Agreement and with the Exempt Resales, (iv) the issuance, transfer and delivery of the Securities by the Issuers to the Initial Purchasers, (v) the qualification or registration of the Securities for offer and sale under the securities laws of the several states of the United States or provinces of Canada (including, without limitation, the cost of printing and mailing preliminary and final Blue Sky or legal investment memoranda and reasonable fees and disbursements of counsel (including one local counsel for each jurisdiction to the extent necessary) to the Initial Purchasers relating thereto), which will be $15,000, (vi) the application for quotation of the Securities in The Portal Market (“Portal”) of the National Association of Securities Dealers, Inc. (“NASD”), (vii) the inclusion of the Securities in the book-entry system of The Depository Trust Company (“DTC”), (viii) the rating of the Securities by rating agencies, (ix) the fees and expenses of the Trustee and its counsel and (x) the performance by the Company of its other obligations under the Note Documents.

(g) To use the proceeds from the sale of the Original Notes in the manner described in the Pricing Disclosure Package under the caption “Use of proceeds.”

(h) To do and perform all things required to be done and performed under this Agreement by it prior to or after the Closing Date and to satisfy all conditions precedent on their part to the delivery of the Securities.

(i) Not to, and not to permit any Subsidiary to, sell, offer for sale or solicit offers to buy any security (as defined in the Act) that would be integrated with the sale of the Securities in a manner that would require the registration under the Act of the sale of the Securities to the Initial Purchasers or any Eligible Purchasers.

(j) During the two years after the Closing Date (or such shorter time period as may be provided for in Rule 144(k) under the Act) not to, and to cause the Company’s affiliates (as defined in Rule 144 under the Act) not to, resell any of the Securities that have been reacquired by any of them.

(k) Not to engage, not to allow any Subsidiary to engage, and to cause its other affiliates and any person acting on their behalf (other than, in any case, the Initial Purchasers and any of their affiliates, as to whom the Company and the Guarantors make no covenant) not to engage, in any form of general solicitation or general advertising (within the meaning of Regulation D under the Act) in connection with any offer or sale of the Securities in the United States prior to the effectiveness of a registration statement, if any, with respect to the Securities.

(l) Not to engage, not to allow any Subsidiary to engage, and to cause its other affiliates and any person acting on their behalf (other than, in any case, the Initial Purchasers and any of their affiliates, as to whom the Company and the Guarantors make no covenant) not to engage, in any directed selling effort with respect to the Securities, and to comply with the offering restrictions requirement of Regulation S. Terms used in this paragraph have the meanings given to them by Regulation S.

(m) From and after the Closing Date, for so long as any of the Securities remain outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) under the Act and only during any period in which the Company is not subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to make available upon request the information required by Rule 144A(d)(4) under the Act to (i) any holder or beneficial owner of Securities in connection with any sale of such Securities and (ii) any prospective purchaser of such Securities from any such holder or beneficial owner designated by the holder or beneficial owner. The Company will pay the expenses of preparing, printing and distributing such documents.

(n) To comply with their obligations under the Registration Rights Agreement.

(o) To comply with their obligations under the letter of representations to DTC relating to the approval of the Securities by DTC for “book-entry” transfer and to use their reasonable best efforts to obtain approval of the Securities by DTC for “book-entry” transfer.

(p) Prior to the Closing Date, to furnish without charge to the Initial Purchasers, (i) as soon as they have been prepared by the Company, a copy of any regularly prepared internal financial statements of the Company and the Subsidiaries for any period subsequent to the period covered by the financial statements appearing in the Pricing Disclosure Package, (ii) all other reports and other communications (financial or otherwise) that the Company mails or otherwise makes available to its security holders and (iii) such other information as the Initial Purchasers shall reasonably request.

(q) Subject to Section 4(u), not to, and not to permit any of its affiliates or anyone acting on its or its affiliates’ behalf to (other than the Initial Purchasers and their affiliates), distribute prior to the Closing Date any offering material in connection with the offer and sale of the Securities other than the Preliminary Offering Memorandum, the Pricing Supplement and the Final Offering Memorandum.

(r) During the period of two years after the Closing Date or, if earlier, until such time as the Securities are no longer “restricted securities” (as defined in Rule 144 under the Act), not to be or become a closed-end investment company required to be registered, but not registered, under the Investment Company Act of 1940.

(s) In connection with the offering, until the Initial Purchasers shall have notified the Company of the completion of the distribution of the Securities, not to, and not to permit any of its affiliates (as such term is defined in Rule 501(b) of Regulation D under the Act) to, either alone or with one or more other persons, bid for or purchase for any account in which it or any of its affiliates has a beneficial interest, for the purpose of creating actual or apparent active trading in, or of raising the price of, the Securities.

(t) To use its reasonable best efforts to effect the inclusion of the Securities in Portal.

(u) Without the prior consent of the Representative, not to make any offer relating to the Securities that would constitute a “free writing prospectus” (if the offering of the Securities was made pursuant to a registered offering under the Securities Act), as defined in Rule 405 under the Securities Act (a “Free Writing Offering Document”), other than any Free Writing Offering Document that has been previously consented to by the Initial Purchasers and listed on Exhibit C hereto; if at any time following issuance of a Free Writing Offering Document any event occurred or occurs as a result of which such Free Writing Offering Document conflicts with the information in the Pricing Disclosure Package and the Final Offering Memorandum or includes an untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company will promptly give notice thereof to the Representative and, if requested by the Representative, will prepare and furnish a Free Writing Offering Document or other document without charge to each Initial Purchaser that corrects such conflict, statement or omission.

5. Representations and Warranties. (a) The Issuers represent and warrant to the Initial Purchasers that, as of the date hereof and as of the Closing Date:

(i) (A) The Pricing Disclosure Package, as of 5:00 p.m. New York City time on the date hereof (the “Applicable Time”) did not, (B) each Free Writing Offering Document, when considered together with the Pricing Disclosure Package, as of its date or as of the Closing Date, did not and (C) the Final Offering Memorandum, as of its date or (as amended or supplemented in accordance with Section 4(b), if applicable) as of the Closing Date, contains or represents any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Issuers make no representation or warranty with respect to information relating to the Initial Purchasers contained in or omitted from the Pricing Disclosure Package, the Final Offering Memorandum or any amendment or supplement thereto or any Free Writing Offering Document in reliance upon and in conformity with information furnished to the Company in writing by or on behalf of any Initial Purchaser through the Representative expressly for inclusion in the Pricing Disclosure Package, the Final Offering Memorandum or amendment or supplement thereto or any Free Writing Offering Document, as the case may be. No order preventing the use of the Preliminary Offering Memorandum, the Pricing Supplement or the Final Offering Memorandum, or any amendment or supplement thereto or any Free Writing Offering Document, or any order asserting that any of the transactions contemplated by this

Agreement are subject to the registration requirements of the Act, has been issued or, to the knowledge of the Issuers, has been threatened.

(ii) There are no securities of the Issuers that are listed on a national securities exchange registered under Section 6 of the Exchange Act or that are quoted in a United States automated interdealer quotation system of the same class within the meaning of Rule 144A as the Securities.

(iii) The capitalization of the Company as of the Closing Date will be as set forth in the “As Adjusted” column under the heading “Capitalization” in the Pricing Disclosure Package and the Final Offering Memorandum. All of the issued and outstanding equity interests of the Company have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or similar right.

(iv) The Company has been duly incorporated and is existing as a corporation in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate its properties and conduct its business as described in the Pricing Disclosure Package and the Final Offering Memorandum to execute, deliver and perform all of its obligations under the Note Documents to which it is a party and to consummate the transactions contemplated hereby, and, without limitation, the Company has all requisite corporate power and authority to issue, sell and deliver and perform its obligations under the Notes.

(v) The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a material adverse effect on the business, properties, financial condition, results of operation or prospects of the Company and the Subsidiaries (as hereinafter defined) taken as a whole.

(vi) The Company has no subsidiaries (as defined in the Exchange Act) other than the entities listed on Schedule II annexed hereto (each, a “Subsidiary” and, together, the “Subsidiaries”); other than the equity interests of the Subsidiaries and other than as described in the Pricing Disclosure Package and the Final Offering Memorandum, the Company does not own, directly or indirectly, any shares of stock or any other equity or long-term debt securities of any corporation or have any equity interest in any firm, partnership, joint venture, association or other entity; complete and correct copies of the respective certificates of incorporation and the by-laws (or other constituent documents) of the Company and the Subsidiaries and all amendments thereto have been made available to the Initial Purchasers, and no changes therein will be made subsequent to the date hereof and prior to the Closing Date. Each Subsidiary has been duly incorporated or, in the case of a limited liability company, formed and is existing as a corporation or limited liability company, as the case may be, in good standing under the laws of the jurisdiction of its incorporation or formation, as the case may be, with full corporate or limited liability company power and authority to own, lease and operate its properties and to conduct its business as described in the Pricing Disclosure Package and the Final Offering Memorandum and each Subsidiary that is a Guarantor has the corporate or other authority to execute, deliver and perform all of its obligations under the Note Documents to which it is a party and to consummate the transactions contemplated hereby; each Subsidiary is duly qualified to do business as a foreign corporation or limited liability company and is in good standing in each jurisdiction where the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect; all of the outstanding equity interests of each of the Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable and other than as described in the Pricing Disclosure Package and the Final Offering Memorandum are owned by the Company subject to no security interest, other encumbrance or adverse claims; and except as otherwise shown in Schedule II no options, warrants or other rights to purchase, agreements or other obligations to issue or other rights to convert any obligation into shares of capital stock or ownership interests in the Subsidiaries are outstanding.

(vii) No holder of any securities of the Company or any Subsidiary is entitled to have such securities registered under any registration statement contemplated by the Registration Rights Agreement.

(viii) This Agreement has been duly and validly authorized, executed and delivered by each Issuer.

(ix) The Indenture has been duly and validly authorized by each Issuer and, when duly executed and delivered by the Issuers (assuming the due authorization, execution and delivery thereof by the Trustee), will be a legally binding and valid obligation of each such Issuer, enforceable against it in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity and the discretion of the court before which any proceeding therefor may be brought regardless of whether enforcement is considered at law or in equity (the “Bankruptcy Exceptions”). The Indenture, when executed and delivered, will conform in all material respects to (A) the requirements of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”) and the rules and regulations thereunder applicable to an indenture qualified under the Trust Indenture Act and (B) the description of the Indenture in the Pricing Disclosure Package and the Final Offering Memorandum.

(x) The Original Notes have been duly and validly authorized for issuance and sale to the Initial Purchasers by the Company, and when issued and delivered by the Company against payment therefor by the Initial Purchasers in accordance with the terms of this Agreement and the Indenture and duly authenticated by the Trustee, the Original Notes will be legally binding and valid obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by the Bankruptcy Exceptions. The Original Notes, when issued and delivered by the Company and duly authenticated by the Trustee, will conform in all material respects to the description thereof in the Pricing Disclosure Package and the Final Offering Memorandum. The Exchange Notes have been, or on or before the Closing Date will be, duly and validly authorized for issuance by the Company, and when issued, and delivered by the Company in accordance with the terms of the Registration Rights Agreement, the Exchange Offer and the Indenture and duly authenticated by the Trustee, the Exchange Notes will be legally binding and valid obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by the Bankruptcy Exceptions.

(xi) Each Guarantee has been duly and validly authorized by each of the Guarantors and, when the Original Notes are issued and delivered by the Company against payment by the Initial Purchasers in accordance with the terms of this Agreement and the Indenture, will be legally binding and valid obligations of each of the Guarantors, enforceable against each of them in accordance with their terms, except that enforceability thereof may be limited by the Bankruptcy Exceptions. The Guarantees of the Exchange Notes have been duly and validly authorized by each of the Guarantors and, when the Exchange Notes are issued, authenticated by the Trustee and delivered in accordance with the terms of the Registration Rights Agreement, the Exchange Offer and the Indenture, will be legally binding and valid obligations of each of the Guarantors, enforceable against each of them in accordance with their terms, except that enforceability thereof may be limited by the Bankruptcy Exceptions.

(xii) The Registration Rights Agreement has been duly and validly authorized by each Issuer and, when duly executed and delivered by the Issuers (assuming the due authorization, execution and delivery thereof by the Initial Purchasers), will constitute a valid and legally binding obligation of each such Issuer, enforceable against it in accordance with its terms, except that (A) the enforcement thereof may be limited by the Bankruptcy Exceptions and (B) any rights to indemnity or contribution thereunder may be limited by federal and state securities laws and public policy considerations. The Registration Rights Agreement, when executed and delivered, will conform in all material respects to the description thereof in the Pricing Disclosure Package and the Final Offering Memorandum.

(xiii) Each of the representations and warranties of the Company or any Subsidiary in any other Note Document is true and correct in all material respects.

(xiv) Neither the Company nor any of the Subsidiaries is in breach or violation of or in default under (nor has any event occurred which with notice, lapse of time or both would result in any breach of, constitute a default under or give the holder of any indebtedness (or a person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a part of such indebtedness under) its respective charter or by-laws (or other constituent documents), as the case may be, or, except as would not have a Material Adverse Effect, any indenture, mortgage, deed of trust, bank loan or credit agreement or other evidence of indebtedness, or any license, lease, contract or other agreement or instrument to which the Company or any of the Subsidiaries is a party or by which any of them or any of their respective properties may be bound or affected, and the execution, delivery and performance of the Transaction Documents and the consummation of the Transactions will not (i) violate the charter, bylaws or other constitutive documents of the Company or any Guarantor, (ii) conflict with or constitute a breach of or a default under (or an event that with notice or the lapse of time, or both, would constitute a default), or require consent under, or result in a Repayment Event (as defined below), other than a Repayment Event that will be satisfied at the Closing Date as contemplated by the Pricing Disclosure Package and the Final Offering Memorandum, or the creation or imposition of a lien, charge or encumbrance on any property or assets of the Company or any Subsidiary (other than as created pursuant to the Credit Documents) under any of the agreements or instruments filed as an exhibit to the Company’s most recent report of Form 10-K or on any subsequent report on Form 10-Q or Form 8-K filed with the Commission under the Exchange Act or (iii) violate any law, statute, rule or regulation, including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System, or any judgment, order or decree of any Governmental Authority (as defined below).

(xv) Assuming the accuracy of the representations and warranties of the Initial Purchasers in Section 5(b) of this Agreement, no consent, approval, authorization or order of, or filing, registration, qualification, license or permit of or with, any Governmental Authority is required to be obtained or made by the Company or any Guarantor for the execution, delivery and performance by the Company or any Guarantor of the Transaction Documents and the

consummation of the Transactions, except (A) such as have been or will be obtained or made on or prior to the Closing Date, (B) registration of the Exchange Offer or resale of the Notes under the Act pursuant to the Registration Rights Agreement, and qualification of the Indenture under the Trust Indenture Act, in connection with the issuance of the Exchange Notes, (C) such filings and recordings with Governmental Authorities as may be required to perfect liens under the Credit Documents. No consents or waivers from any other person or entity are required for the execution, delivery and performance of the Transaction Documents and the consummation of the Transactions, other than such consents and waivers as have been obtained or will be obtained prior to the Closing Date and will be in full force and effect. As used herein (i) a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any Subsidiary and (ii) “Governmental Authority” means any law, statute, rule or regulation or any judgment, order or decree of any domestic or foreign court or other governmental or regulatory authority, agency or other body with jurisdiction over the Company or any of the Guarantors or any of their assets or properties.

(xvi) Each of the Company and the Subsidiaries has all necessary licenses, authorizations, consents and approvals and has made all necessary filings required under any federal, state, local or foreign law, regulation or rule, and has obtained all necessary authorizations, consents and approvals from other persons, in order to conduct its respective business, except where the absence of any such license, authorization, consent, approval or filing could not, individually or in the aggregate, have a Material Adverse Effect; neither the Company nor any of the Subsidiaries is in violation of, or in default under, or has received notice of any proceedings relating to revocation or modification of, any such license, authorization, consent or approval or any federal, state, local or foreign law, regulation or rule or any decree, order or judgment applicable to the Company or any of the Subsidiaries, except where such violation, default, revocation or modification would not, individually or in the aggregate, have a Material Adverse Effect.

(xvii) All legal or governmental proceedings, affiliate transactions, off-balance sheet transactions, contracts, licenses, agreements, leases or documents of a character required to be described in a registration statement on Form S-1 have been so described in the Pricing Disclosure Package and the Final Offering Memorandum.

(xviii) Except as set forth in the Pricing Disclosure Package and the Final Offering Memorandum, there are no actions, suits, claims, investigations or proceedings pending or, to the Company’s knowledge, threatened or contemplated to which the Company or any of the Subsidiaries or any of their respective directors or officers is a party (in such person’s capacity as a director or officer) or of which any of their respective properties is subject at law or in equity, before or by any federal, state, local or foreign governmental or regulatory commission, board, body, authority or agency, except any such action, suit, claim, investigation or proceeding which would not result in a judgment, decree or order having, individually or in the aggregate, a Material Adverse Effect or preventing consummation of the transactions contemplated hereby.

(xix) Deloitte & Touche LLP, whose reports on the audited consolidated financial statements of the Company and its consolidated subsidiaries, Anker Coal Group, Inc. and its consolidated subsidiaries and CoalQuest Development, LLC are included in the Pricing Disclosure Package and the Final Offering Memorandum, are independent public accountants within the meaning of Regulation S-X under the Act and the rules and regulations of the Commission thereunder and by the rules of the Public Company Accounting Oversight Board.

(xx) The consolidated financial statements of the Company and its consolidated subsidiaries, Anker Coal Group, Inc. and its consolidated subsidiaries and CoalQuest Development, LLC included in the Pricing Disclosure Package and the Final Offering Memorandum, together with the related notes and schedules, present fairly in all material respects the consolidated financial position of the Company and the Subsidiaries as of the dates indicated and the consolidated results of operations and cash flows of the Company and the Subsidiaries for the periods specified and have been prepared in compliance with the requirements of the Act and in conformity with generally accepted accounting principles applied on a consistent basis during the periods involved. Any pro forma financial data included in the Pricing Disclosure Package and the Final Offering Memorandum have been prepared in accordance with the requirements of Regulation S-X of the Act and the assumptions used by management in the preparation of such pro forma financial data are reasonable under the circumstances, the pro forma adjustments used therein are appropriate to give effect to the transactions or circumstances described therein and the pro forma adjustments have been properly applied to the historical amounts in the compilation of those data. The other financial and statistical data set forth in the Pricing Disclosure Package and the Final Offering Memorandum are accurately presented and prepared on a basis consistent with the financial statements and books and records of the Company. There are no financial statements (historical or pro forma) that would be required to be included in a registration statement on Form S-1 that are not included in the Pricing Disclosure Package and the Final Offering Memorandum; and the Company and the Subsidiaries do not have any material liabilities or obligations, direct or contingent (including any off-balance sheet obligations), not disclosed in the Pricing Disclosure Package and the Final Offering Memorandum.

(xxi) As of the date hereof and as of the Closing Date, immediately prior to and immediately following the consummation of the Transactions, the Company and its Subsidiaries, on a consolidated basis, are and will be Solvent. As used herein, “Solvent” shall mean, for any person on a particular date, that on such date (A) the fair value of the property of such person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such person, (B) the present fair salable value of the assets of such person is not less than the amount that will be required to pay the probable liability of such person on its debts as they become absolute and matured, (C) such person does not intend to, and does not believe that it will, incur debts and liabilities beyond such person’s ability to pay as such debts and liabilities mature, (D) such person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such person’s property would constitute an unreasonably small capital and (E) such person is able to pay its debts as they become due and payable.

(xxii) Except as set forth or contemplated in the Pricing Disclosure Package and the Final Offering Memorandum, subsequent to the respective dates as of which information is given in the Pricing Disclosure Package and the Final Offering Memorandum, excluding any amendments or supplements to the foregoing made after the execution of this Agreement, there has not been (i) any material adverse change, or any development involving a prospective material adverse change, in the business, properties, management, financial condition or results of operations of the Company and the Subsidiaries taken as a whole, (ii) any transaction which is material to the Company and the Subsidiaries taken as a whole, (iii) any obligation, direct or contingent (including any off-balance sheet obligations), incurred by the Company or the Subsidiaries, which is material to the Company and the Subsidiaries taken as a whole, (iv) any change in the capital stock or any material change in the outstanding indebtedness, in each case, of the

Company or the Subsidiaries or (v) any dividend or distribution of any kind declared, paid or made on the capital stock of the Company.

(xxiii) Neither the Company nor any of the Subsidiaries is engaged in any unfair labor practice; except for matters which would not, individually or in the aggregate, have a Material Adverse Effect, (i) there is (A) no unfair labor practice complaint pending or, to the Company’s knowledge after due inquiry, threatened against the Company or any of the Subsidiaries before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending or threatened, (B) no strike, labor dispute, slowdown or stoppage pending or, to the Company’s knowledge after due inquiry, threatened against the Company or any of the Subsidiaries and (C) no union representation dispute currently existing concerning the employees of the Company or any of the Subsidiaries, and (ii) to the Company’s knowledge, (A) no union organizing activities are currently taking place concerning the employees of the Company or any of the Subsidiaries and (B) there has been no violation of any federal, state, local or foreign law relating to discrimination in the hiring, promotion or pay of employees, any applicable wage or hour laws or any provision of the Employee Retirement Income Security Act of 1974 (“ERISA”) or the rules and regulations promulgated thereunder concerning the employees of the Company or any of the Subsidiaries.

(xxiv) Except as set forth in the Pricing Disclosure Package and the Final Offering Memorandum, and except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and each of Subsidiaries (or, to the knowledge of the Company, any other entity for whose acts or omissions the Company is or may be liable) (1) are conducting their businesses and operations in compliance with Environmental and Mining Laws (as defined below); (2) possess, maintain in full force and effect, and are in compliance with all permits, licenses or registrations required under Environmental and Mining Law for the conduct of their businesses and operations; (3) have not received any notice from a governmental authority or any other third party alleging any violation of Environmental and Mining Law or liability thereunder (including, without limitation, liability as a “potentially responsible party” and/or for costs of investigating or remediating sites containing Hazardous Substances (as defined below) and/or reclamation or damages to natural resources); (4) do not have knowledge of any release of Hazardous Substances that, individually or in the aggregate, can reasonably be expected to require any material capital expenditures by the Company or its Subsidiaries regarding the investigation, remediation or cleanup thereof; and (5) are not subject to any pending or, to the knowledge of the Company, threatened claim or other legal proceeding under any Environmental and Mining Laws against the Company or its subsidiaries. As used in this paragraph, “Environmental and Mining Laws” means any and all applicable federal, state, local, and foreign laws, ordinances, regulations and common law, or any enforceable administrative or judicial order, consent, decree or judgment, relating to pollution or the protection of human health or the environment, including, without limitation, those relating to, regulating, or imposing liability or standards of conduct concerning (i) the emission, discharge, release, generation, processing, use, treatment, storage, disposal, transport or handling of, or exposure to, Hazardous Substances, (ii) the investigation, remediation or cleanup of any Hazardous Substances, or (iii) surface or underground coal mining, including any related reclamation. As used in this paragraph, “Hazardous Substances” means pollutants, contaminants or hazardous, dangerous or toxic substances, materials or wastes, or petroleum, petroleum products, or any other chemical substance regulated under Environmental and Mining Laws.

(xxv) In the ordinary course of its business, the Company and each of the Subsidiaries conducts a periodic review of the effect of the Environmental and Mining Laws on its business,

operations and properties, in the course of which it identifies and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for reclamation, cleanup, closure of properties or compliance with the Environmental and Mining Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties).

(xxvi) The Company and each of the Subsidiaries has good and marketable title to all property (real and personal) owned by each of them, in each case free and clear of all liens, claims, security interests or other encumbrances, except as such are permitted under the Company’s Credit Documents and are described in the Pricing Disclosure Package and the Final Offering Memorandum or such as do not, individually or in the aggregate, materially affect the value of the property and do not interfere with the use made or proposed to be made of such property by the Company and the Subsidiaries; all the property described in the Pricing Disclosure Package and the Final Offering Memorandum as being held under lease by the Company or a Subsidiary is held thereby under valid, subsisting and enforceable leases; as of the Closing Date, each of the Company and the Subsidiaries will own or lease all such properties as are necessary to conduct its operations as presently conducted except as would not reasonably be expected to have a Material Adverse Effect.

(xxvii) The Company and the Subsidiaries own, or have obtained valid and enforceable licenses for, or other rights to use, the inventions, patent applications, patents, trademarks (both registered and unregistered), tradenames, copyrights, trade secrets and other proprietary information described in the Pricing Disclosure Package and the Final Offering Memorandum as being owned or licensed by them or which are necessary for the conduct of their respective businesses in the manner described in the Pricing Disclosure Package and the Final Offering Memorandum, except where the failure to own, license or have such rights would not, individually or in the aggregate, have a Material Adverse Effect (collectively, “Intellectual Property”); (i) except as would not have a Material Adverse Effect, there are no third parties who have or, will be able to establish rights to any Intellectual Property, except for the ownership rights of the owners of the Intellectual Property which the Pricing Disclosure Package and the Final Offering Memorandum discloses is licensed to the Company; (ii) except as would not have a Material Adverse Effect, to the Company’s knowledge there is no infringement by third parties of any Intellectual Property; (iii) except as would not have a Material Adverse Effect, there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others challenging the Company’s rights in or to any Intellectual Property, and the Company is unaware of any facts which could form a reasonable basis for any such claim; (iv) except as would not have a Material Adverse Effect, there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others challenging the validity or scope of any Intellectual Property, and the Company is unaware of any facts which could form a reasonable basis for any such claim; (v) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others that the Company infringes or otherwise violates any patent, trademark, copyright, trade secret or other proprietary rights of others, and the Company is unaware of any facts which could form a reasonable basis for any such claim; (vi) except as would not have a Material Adverse Effect, there is no patent or patent application that contains claims that interfere with the issued or pending claims of any of the Intellectual Property; and (vii) except as would not have a Material Adverse Effect, there is no prior art that may render any patent application owned by the Company of the Intellectual Property unpatentable that has not been disclosed to the U.S. Patent and Trademark Office.

(xxviii) All tax returns required to be filed by the Company and each of the Subsidiaries have been filed, except as would not reasonably be expected to have a Material Adverse Effect and all taxes and other assessments of a similar nature (whether imposed directly or through withholding) including any interest, additions to tax or penalties applicable thereto due or claimed to be due from such entities have been paid, other than those being contested in good faith and for which adequate reserves have been provided.

(xxix) The Company and each of the Subsidiaries maintains insurance covering its properties, operations, personnel and businesses as the Company deems adequate and as previously disclosed to the Initial Purchasers; such insurance insures against such losses and risks to an extent which is adequate in accordance with customary industry practice to protect the Company and the Subsidiaries and their businesses; all such insurance is fully in force on the date hereof except as would not reasonably be expected to have a Material Adverse Effect and will be fully in force at the Closing Date.

(xxx) Except as set forth in the Pricing Disclosure Package and the Final Offering Memorandum, neither the Company nor any of the Subsidiaries has sustained since the date of the last audited financial statements included in the Pricing Disclosure Package and the Final Offering Memorandum any loss or interference with its respective business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree.

(xxxi) The Company has not sent or received any communication regarding termination of, or intent not to renew, any of the contracts or agreements filed as an exhibit to the Company’s most recent report on Form 10-K or any subsequent Form 10-Q or 8-K filed with the Commission under the Exchange Act, and no such termination or non-renewal has been threatened by the Company or, to the Company’s knowledge after due inquiry, any other party to any such contract or agreement.

(xxxii) Neither the Company nor any Subsidiary is, or after giving effect to the Transactions will be, required to be registered as an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(xxxiii) The Company and each of the Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(xxxiv) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 and 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the Company’s Chief Executive Officer and its Principal Financial and Accounting Officer by others within those entities, and such disclosure controls and procedures are effective to perform the functions for which they were established; the Company’s auditors and the Audit Committee of the Board of Directors have been advised of: (A) any significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize, and report financial data; and (B) any fraud, whether or not material, that involves management or other employees who have a role in the Company’s internal controls; any material weaknesses in internal controls have been identified for the Company’s auditors; and since the date of the most recent evaluation of such disclosure controls and procedures, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

(xxxv) Each “forward-looking statement” (within the meaning of Section 27A of the Act or Section 21E of the Exchange Act) contained in the Pricing Disclosure Package and the Final Offering Memorandum has been made or reaffirmed with a reasonable basis and in good faith.

(xxxvi) The Company has provided the Initial Purchasers true, correct, and complete copies of all documentation pertaining to any extension of credit in the form of a personal loan made, directly or indirectly, by the Company to any director or executive officer of the Company, or to any family member or affiliate of any director or executive officer of the Company; and since July 30, 2002, the Company has not, directly or indirectly, including through any subsidiary: (i) extended credit, arranged to extend credit, or renewed any extension of credit, in the form of a personal loan, to or for any director or executive officer of the Company, or to or for any family member or affiliate of any director or executive officer of the Company; or (ii) made any material modification, including any renewal thereof, to any term of any personal loan to any director or executive officer of the Company, or any family member or affiliate of any director or executive officer, which loan was outstanding on July 30, 2002.

(xxxvii) Any statistical and market-related data included in the Pricing Disclosure Package and the Final Offering Memorandum are based on or derived from sources that the Company believes to be reliable and accurate, and the Company has obtained the written consent to the use of such data from such sources to the extent required.

(xxxviii) Neither the Company nor any of its affiliates, (as defined in Rule 501(b) of Regulation D under the Act) has, directly or through any person acting on its or their behalf (other than any Initial Purchaser, as to which no representation is made), (A) taken, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in stabilization or manipulation of the price of any security of any Issuer to facilitate the sale or resale of the Securities, (B) sold, bid for, purchased or paid any person any compensation for soliciting purchases of the Securities in a manner that would require registration of the Securities under the Act or paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of any Issuer in a manner that would require registration of the Securities under the Act, (C) sold, offered for sale, contracted to sell, pledged, solicited offers to buy or otherwise disposed of or negotiated in respect of any security (as defined in the Act) that is currently or will be integrated with the sale of the Securities in a manner that would require the registration of the Securities under the Act or (D) engaged in any directed selling effort (as defined by Regulation S) with respect to the Securities, and each of them has complied with the offering restrictions requirement of Regulation S.

(xxxix) No form of general solicitation or general advertising as defined under the Exchange Act was used by the Company or any person acting on its behalf (other than any Initial Purchasers and their affiliates or anyone acting on their behalf, as to which no representation is made) in connection with the offer and sale of any of the Securities or in connection with

Exempt Resales. Neither the Company nor any of its affiliates has entered into, or will enter into, any contractual arrangement with respect to the distribution of the Securities except for this Agreement.

(xl) Except as described in the section entitled “Plan of distribution” in the Preliminary Offering Memorandum and the Final Offering Memorandum, there are no contracts, agreements or understandings between the Company or any Subsidiary and any other person other than the Initial Purchasers pursuant to this Agreement that would give rise to a valid claim against the Company, any Subsidiary or any of the Initial Purchasers for a brokerage commission, finder’s fee or like payment in connection with the issuance, purchase and sale of the Securities.

(xli) No Subsidiary is currently prohibited, directly or indirectly, from paying any dividends to the Company or any other Subsidiary, from making any other distribution on such Subsidiary’s capital stock, from repaying to the Company or any other Subsidiary any loans or advances to such Subsidiary from the Company or any other Subsidiary or from transferring any of such Subsidiary’s property or assets to the Company or any other Subsidiary of the Company, except prohibitions imposed under the credit agreement of ICG, LLC existing on the date hereof and the Credit Agreement.

(xlii) There is no failure of the Company or the Subsidiaries, or any of the officers and directors of the Company or any of the Subsidiaries, in their capacities as such, to comply in all material respects with the provisions of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated in connection therewith which are currently applicable to the Company or the Subsidiaries.

(xliii) The Company has taken all necessary actions to ensure that the Company and the Subsidiaries and any of the officers and directors of the Company and any of the Subsidiaries, in their capacities as such, will be in compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

Each certificate signed by any officer of any Issuer and delivered to the Initial Purchasers or counsel for the Initial Purchasers pursuant to, or in connection with, this Agreement shall be deemed to be a representation and warranty by the Issuers to the Initial Purchasers as to the matters covered by such certificate.

The Company acknowledges that the Initial Purchasers and, for purposes of the opinions to be delivered to the Initial Purchasers pursuant to Section 8 of this Agreement, counsel to the Company and counsel to the Initial Purchasers will rely upon the accuracy and truth of the foregoing representations and the Company hereby consents to such reliance.

(b) Each Initial Purchaser represents that it is a QIB and acknowledges that it is purchasing the Securities pursuant to a private sale exemption from registration under the Act, and that the Securities have not been registered under the Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons, except pursuant to an exemption from the registration requirements of the Act. Each Initial Purchaser, severally and not jointly, represents, warrants and covenants to the Issuers that:

(i) Neither it, nor any person acting on its behalf, has or will solicit offers for, or offer or sell, the Securities by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Act, and it has and will solicit offers for the Securities only from, and will offer and sell the Securities only to, (1) persons whom such Initial Purchaser reasonably believes to be QIBs or, if any such person is buying for one or more institutional accounts for which such person is acting as fiduciary or agent, only when such person has represented to such Initial Purchaser that each such account is a QIB to whom notice has been given that such sale or delivery is being made in reliance on Rule 144A, and, in each case, in reliance on the exemption from the registration requirements of the Act pursuant to Rule 144A, or (2) persons other than U.S. persons outside the United States in reliance on, and in compliance with, the exemption from the registration requirements of the Act provided by Regulation S.

(ii) With respect to offers and sales outside the United States, such Initial Purchaser has offered the Securities and will offer and sell the Securities (1) as part of its distribution at any time and (2) otherwise until 40 days after the later of the commencement of the offering of the Securities and the Closing Date, only in accordance with Rule 903 of Regulation S or another exemption from the registration requirements of the Act. Accordingly, neither such Initial Purchasers nor any person acting on their behalf has engaged or will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities, and any such persons have complied and will comply with the offering restrictions requirements of Regulation S. Terms used in this Section 5(b)(ii) have the meanings given to them by Regulation S.

Each Initial Purchaser severally agrees that, at or prior to confirmation of a sale of Securities pursuant to Regulation S it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Securities from it or through it during the restricted period a confirmation or notice to substantially the following effect:

“The Securities covered hereby have not been registered under the United States Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold within the United States or to or for the account or benefit of, U.S. persons (i) as part of their distribution at any time and (ii) otherwise until forty days after the later of the date upon which the offering of the Securities commenced and the date of closing, except in either case in accordance with Regulation S or Rule 144A under the Securities Act. Terms used above have the meaning given to them by Regulation S.”

The Initial Purchasers understand that the Issuers and, for purposes of the opinions to be delivered to them pursuant to Section 8 hereof, counsel to the Issuers and counsel to the Initial Purchasers will rely upon the accuracy and truth of the foregoing representations, and each Initial Purchaser hereby consents to such reliance.

6. Indemnification. (a) The Issuers, jointly and severally, agree to indemnify and hold harmless the Initial Purchasers, each person, if any, who controls any Initial Purchaser within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act, the agents, employees, officers and directors of any Initial Purchaser and the agents, employees, officers and directors of any such controlling person from and against any and all losses, liabilities, claims, damages and expenses whatsoever (including, but not limited, to reasonable attorneys’ fees and any and all reasonable expenses whatsoever incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all reasonable amounts paid in settlement of any claim or litigation) (collectively, “Losses”) to which they or any of them may become subject under the Act, the Exchange Act or otherwise insofar as such Losses (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Pricing Disclosure Package or the Final Offering Memorandum, or in any amendment or supplement thereto or in any Free Writing Offering Document, or arise out of or are based upon the omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that none of the Issuers will be liable in any such case to the extent, but only to the extent, that any such Loss arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission relating to an Initial Purchaser made therein in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Initial Purchaser through the Representative expressly for use therein. This indemnity agreement will be in addition to any liability that the Issuers may otherwise have, including, but not limited to, liability under this Agreement.

(b) Each Initial Purchaser agrees to indemnify and hold harmless the Issuers, and each person, if any, who controls any of the Issuers within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act, the agents, employees, officers and directors and the agents, employees, officers and directors of any of the Issuers of any such controlling person from and against any and all Losses to which they or any of them may become subject under the Act, the Exchange Act or otherwise insofar as such Losses (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Pricing Disclosure Package or the Final Offering Memorandum, or in any amendment or supplement thereto or in any Free Writing Offering Document, or arise out of or are based upon the omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that any such Loss arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission relating to such Initial Purchaser made therein in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of such Initial Purchaser through the Representative expressly for use therein.

(c) Promptly after receipt by an indemnified party under subsection 6(a) or 6(b) above of notice of the commencement of any action, suit or proceeding (collectively, an “action”), such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify each party against whom indemnification is to be sought in writing of the commencement of such action; provided that the failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability that it may have under this Section 6 except to the extent that it has been prejudiced in any material respect by such failure; and, provided further that the failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability that it may have to an indemnified person otherwise than under this Section 6. In case any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement of such action, the indemnifying party will be entitled to participate in such action, and to the extent it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense of such action with counsel satisfactory to such indemnified party. Notwithstanding the foregoing, the indemnified party or parties shall have the right to employ its or their own counsel in any such action, but the reasonable fees and expenses of such counsel shall be at the expense of such indemnified party or parties unless (i) the employment of such counsel shall have been authorized in writing by the indemnifying parties in connection with the defense of such action, (ii) the indemnifying parties shall not have employed counsel to take charge of the defense of such action within a reasonable time after notice of commencement of the action, or (iii) the named parties to such action (including any impleaded parties) include such indemnified party and the indemnifying parties (or such indemnifying parties have assumed the defense of such action), and such indemnified party or parties shall have reasonably concluded that there may be defenses available to it or them that are different from, additional to, or in conflict with those available to one or all of the indemnifying parties (in which case the indemnifying parties shall not have the right to direct the defense of such action on behalf of the indemnified party or parties), in any of which events such reasonable fees and expenses of counsel shall be borne by the indemnifying parties. In no event shall the indemnifying parties be liable for the fees and expenses of more than one counsel (together with appropriate local counsel) at any time for all indemnified parties in connection with any one action or separate but substantially similar or related actions arising in the same jurisdiction out of the same general allegations or circumstances. An indemnifying party shall not be liable for any settlement of any claim or action effected without its written consent, which consent may not be unreasonably withheld. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by paragraph (a) or (b) of this Section 6, then the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 60 business days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement and (iii) such indemnified party shall have given the indemnifying party at least 30 days’ prior notice of its intention to settle. No indemnifying party shall, without the prior written consent of the indemnified party (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement (x) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding and (y) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

7. Contribution. In order to provide for contribution in circumstances in which the indemnification provided for in Section 6 of this Agreement is for any reason held to be unavailable from the indemnifying party, or is insufficient to hold harmless a party indemnified under Section 6 of this Agreement, each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such aggregate Losses (i) in such proportion as is appropriate to reflect the relative benefits received by the Issuers, on the one hand, and the Initial Purchasers, on the other hand, from the offering of the Securities or (ii) if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to above but also the relative fault of the Issuers, on the one hand, and the Initial Purchasers, on the other hand, in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. The relative benefits received by the Issuers, on the one hand, and the Initial Purchasers, on the other hand, shall be deemed to be in the same proportion as (x) the total proceeds from the offering of Securities (net of discounts and commissions but before deducting expenses) received by the Issuers are to (y) the total discount and commissions received by the Initial Purchasers. The relative fault of the Issuers, on the one hand, and the Initial Purchasers, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by an Issuer or the Initial Purchasers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission or alleged statement or omission.

The Issuers and the Initial Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to above. Notwithstanding the provisions of this Section 7, (i) in no case shall any Initial Purchaser be required to contribute any amount in excess of the amount by which the total discount and commissions applicable to the Securities purchased by such Initial Purchaser pursuant to this Agreement exceeds the amount of any damages that such

Initial Purchaser has otherwise been required to pay by reason of any untrue or alleged untrue statement or omission or alleged omission and (ii) no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 7, each person, if any, who controls any Initial Purchaser within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act shall have the same rights to contribution as the Initial Purchasers, and each person, if any, who controls an Issuer within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act and each director, officer, employee and agent of an Issuer shall have the same rights to contribution as the Issuers. Any party entitled to contribution will, promptly after receipt of notice of commencement of any action against such party in respect of which a claim for contribution may be made against another party or parties under this Section 7, notify such party or parties from whom contribution may be sought, but the omission to so notify such party or parties shall not relieve the party or parties from whom contribution may be sought from any obligation it or they may have under this Section 7 or otherwise, except to the extent that it has been prejudiced in any material respect by such failure; provided, however, that no additional notice shall be required with respect to any action for which notice has been given under Section 6 for purposes of indemnification. No party shall be liable for contribution with respect to any action or claim settled without its written consent, which consent may not be unreasonably withheld. Notwithstanding the foregoing sentence, if at any time a party shall have been requested to contribute to the fees and expenses of counsel in accordance with Section 6(a) or (b), then such party agrees that it shall be liable for contribution with respect to any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 60 business days after receipt by such party of the aforesaid request, (ii) such party shall not have contributed in accordance with such request prior to the date of such settlement and (iii) such party shall have been given at least 30 days’ prior notice of the intention to settle by the party entitled to contribution pursuant to this Section 7. The Initial Purchasers’ obligations to contribute pursuant to this Section 7 are several in proportion to their respective purchase obligations hereunder and not joint.

8. Conditions of Initial Purchasers’ Obligations. The obligations of the Initial Purchasers to purchase and pay for the Securities, as provided for in this Agreement, shall be subject to satisfaction of the following conditions prior to or concurrently with such purchase:

(a) All of the representations and warranties of the Issuers contained in this Agreement shall be true and correct on the date of this Agreement and on the Closing Date. The Issuers shall have performed or complied with all of the agreements and covenants contained in this Agreement and required to be performed or complied with by them at or prior to the Closing Date. The Initial Purchasers shall have received a certificate, dated the Closing Date, signed by the chief executive officer and principal financial and accounting officer of the Company, certifying as to the foregoing and to the effect in Section 8(c).

(b) The Final Offering Memorandum shall have been printed and copies distributed to the Initial Purchasers as required by Section 5(b). No stop order suspending the qualification or exemption from qualification of the Securities in any jurisdiction shall have been issued and no proceeding for that purpose shall have been commenced or shall be pending or, to the Company’s knowledge, threatened.

(c) Since the execution of this Agreement, there shall not have been any decrease in the rating of any debt or preferred stock of the Company or any Subsidiary by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 436(g) under the Act), or any notice given of any intended or potential decrease in any such rating or of a possible change in any such rating that does not indicate the direction of the possible change.

(d) The Initial Purchasers shall have received on the Closing Date (i) opinions dated the Closing Date, addressed to the Initial Purchasers, of (x) Jones Day, counsel to the Company, (y) Jackson Kelly PLLC, special West Virginia counsel to the Company, and (z) Roger Nicholson, Esq., general counsel of the Company, substantially in the form of Exhibits D-1, D-2 and D-3 attached hereto, and (ii) copies of any opinions delivered in connection with any of the other Transactions together with reliance letters relating to such opinions in form and substance satisfactory to the Representative and counsel to the Initial Purchasers.

(e) The Initial Purchasers shall have received on the Closing Date an opinion dated the Closing Date of Latham & Watkins LLP, counsel to the Initial Purchasers, in form and substance satisfactory to the Representative. Such counsel shall have been furnished with such certificates and documents as they may reasonably request to enable them to review or pass upon the matters referred to in this Section 8 and in order to evidence the accuracy, completeness or satisfaction in all material respects of any of the representations, warranties or conditions contained in this Agreement.

(f) On the date hereof, the Initial Purchasers shall have received a “comfort letter” from the independent public accountants for the Company, Deloitte & Touche LLP, dated the date of this Agreement, addressed to the Initial Purchasers and in form and substance satisfactory to the Representative and counsel to the Initial Purchasers, covering the financial and accounting information in the Preliminary Offering Memorandum and the Pricing Supplement. In addition, the Initial Purchasers shall have received a “bring-down comfort letter” from Deloitte & Touche LLP, dated as of the Closing Date, addressed to the Initial Purchasers and in the form of the “comfort letter” delivered on the date hereof, except that (i) it shall cover the financial and accounting information in the Final Offering Memorandum and any amendment or supplement thereto and (ii) procedures shall be brought down to a date no more than 5 days prior to the Closing Date, and otherwise in form and substance satisfactory to the Representative and counsel to the Initial Purchasers.

(g) The Issuers and the Trustee shall have executed and delivered the Indenture and the Initial Purchasers shall have received copies thereof. The Issuers shall have executed and delivered the Registration Rights Agreement and the Initial Purchasers shall have received executed counterparts thereof.

(h) The Initial Purchasers shall have been furnished with wiring instructions for the application of the proceeds of the Securities in accordance with this Agreement and such other information as they may reasonably request.

(i) The Securities shall be eligible for trading in Portal upon issuance. All agreements set forth in the blanket representation letter of the Company to DTC relating to the approval of the Notes by DTC for “book-entry” transfer shall have been complied with.

(j) The Company and the Subsidiaries parties thereto shall have executed and delivered the Credit Documents and the Initial Purchasers shall have received copies thereof. Each of the other Transactions shall have been, or shall substantially simultaneously be, consummated without any amendment or waiver of any of the Transaction Documents (other than any such amendment or waiver approved by the Representative, such approval not to be unreasonably withheld), and the Initial Purchasers shall have received satisfactory evidence thereof.

The documents required to be delivered by this Section 8 will be delivered at the office of counsel for the Initial Purchasers on the Closing Date.

9. Initial Purchasers Information. The Company and the Initial Purchasers severally acknowledge that, for all purposes (including Sections 5(a)(i) and 6), the statements relating to stabilization transactions set forth in the fourteenth paragraph under “Plan of distribution” in the Preliminary Offering Memorandum and the Final Offering Memorandum constitute the only information furnished in writing by or on behalf of any Initial Purchaser expressly for use in the Pricing Disclosure Package or the Final Offering Memorandum.

10. Survival of Representations and Agreements. All representations and warranties, covenants and agreements contained in this Agreement, including the agreements contained in Sections 4(f) and 11(d), the indemnity agreements contained in Section 6 and the contribution agreements contained in Section 7, shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Initial Purchasers or any controlling person thereof or by or on behalf of the Company or any controlling person thereof, and shall survive delivery of and payment for the Original Notes to and by the Initial Purchasers. The agreements contained in Sections 4(f), 6, 7, 9 and 11(d) shall survive the termination of this Agreement, including pursuant to Section 11.

11. Effective Date of Agreement; Termination. (a) This Agreement shall become effective upon execution and delivery of a counterpart hereof by each of the parties hereto.

(b) The Initial Purchasers shall have the right to terminate this Agreement at any time prior to the Closing Date by notice to the Company from the Initial Purchasers, without liability (other than with respect to Sections 6, 7 and 11(d)) on the Initial Purchasers’ part to the Company or any affiliate thereof if, on or prior to such date, (i) the Company shall have failed, refused or been unable to perform any agreement on its part to be performed under this Agreement when and as required; (ii) any other condition to the obligations of the Initial Purchasers under this Agreement to be fulfilled by the Issuers pursuant to Section 8 is not fulfilled when and as required in any material respect; (iii) trading in any securities of the Company or any subsidiary shall be suspended or limited by the Commission or the New York Stock Exchange, or trading in securities generally on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market shall have been suspended or materially limited, or minimum prices shall have been established thereon by the Commission, or by such exchange or other regulatory body or governmental authority having jurisdiction; (iv) a general moratorium shall have been declared by either Federal or New York State authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States shall have occurred; (v) there is an outbreak or escalation of hostilities or national or international calamity in any case involving the United States, on or after the date of this Agreement, or if there has been a declaration by the United States of a national emergency or war or other national or international calamity or crisis (economic, political, financial or otherwise) which affects the U.S. and international markets, making it, in the Representative’s judgment, impracticable to proceed with the offering, sale or delivery of the Securities on the terms and in the manner contemplated in the Pricing Disclosure Package; or (vi) there shall have been such a material adverse change in general economic, political or financial conditions or the effect of international conditions on the financial markets in the United States shall be such as, in the Representative’s judgment, to make it inadvisable or impracticable to proceed with the offering, sale or delivery of the Securities on the terms and in the manner contemplated in the Pricing Disclosure Package.

(c) Any notice of termination pursuant to this Section 11 shall be given at the address specified in Section 12 below by telephone or facsimile, confirmed in writing by letter.

(d) If this Agreement shall be terminated pursuant to Section 11(b), or if the sale of the Securities provided for in this Agreement is not consummated because of any refusal, inability or failure on the part of the Issuers to satisfy any condition to the obligations of the Initial Purchasers set forth in this Agreement to be satisfied or because of any refusal, inability or failure on the part of the Issuers to perform any agreement in this Agreement or comply with any provision of this Agreement, the Issuers, jointly and severally, will reimburse the Initial Purchasers for all of their reasonable out-of-pocket expenses (including, without limitation, the fees and expenses of the Initial Purchasers’ counsel) incurred in connection with this Agreement and the transactions contemplated hereby.

(e) If any one or more Initial Purchasers shall fail to purchase and pay for any of the Securities agreed to be purchased by such Initial Purchaser hereunder and such failure to purchase shall constitute a default in the performance of its or their obligations under this Agreement, the remaining Initial Purchasers shall be obligated severally to take up and pay for (in the respective proportions which the principal amount of Securities set forth opposite their names in Schedule I hereto bears to the aggregate principal amount of Securities set forth opposite the names of all the remaining Initial Purchasers) the Securities which the defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase; provided, however, that in the event that the aggregate principal amount of Securities which the defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase shall exceed 10% of the aggregate principal amount of Securities set forth in Schedule I hereto, the remaining Initial Purchasers shall have the right to purchase all, but shall not be under any obligation to purchase any, of the Securities, and if such nondefaulting Initial Purchasers do not purchase all the Securities, this Agreement will terminate without liability to any nondefaulting Initial Purchaser or the Company. In the event of a default by any Initial Purchaser as set forth in this Section 11(e), the Closing Date shall be postponed for such period, not exceeding seven Business Days, as the Representative shall determine in order that the required changes in the Final Offering Memorandum or in any other documents or arrangements may be effected. Nothing contained in this Agreement shall relieve any defaulting Initial Purchaser of its liability, if any, to the Company or any nondefaulting Initial Purchaser for damages occasioned by its default hereunder.

12. Notice. All communications with respect to or under this Agreement, except as may be otherwise specifically provided in this Agreement, shall be in writing and, if sent to the Initial Purchasers, shall be mailed, delivered or telecopied and confirmed in writing to c/o UBS Securities LLC, 677 Washington Blvd., Stamford, CT 06901 (fax number: 203-719-1075), Attention: High Yield Syndicate Department, with a copy for information purposes only to (i) UBS Securities LLC, 677 Washington Blvd., Stamford, CT 06901 (fax number: 203-719-0680), Attention: Legal and Compliance Department and (ii) Latham & Watkins LLP, 885 Third Avenue, New York, NY 10022 (fax number: 212-751-4864), Attention: Kirk A. Davenport II, Esq. and if sent to the Company, shall be mailed, delivered or telecopied and confirmed in writing to International Coal Group, Inc., 2000 Ashland Drive, Ashland, KY 41101 (telephone: (606) 920-7400, fax: (815) 642-4638) until July 31, 2006, and thereafter at 300 Corporate Centre Drive, Scott Depot, West Virginia 25560, Attention: William D. Campbell.

All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged by telecopier machine, if telecopied; and one business day after being timely delivered to a next-day air courier.

13. Parties. This Agreement shall inure solely to the benefit of, and shall be binding upon, the Initial Purchasers, the Issuers and the other indemnified parties referred to in Sections 6 and 7, and their respective successors and assigns, and no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Agreement or any provision herein contained. The term “successors and assigns” shall not include a purchaser, in its capacity as such, of Notes from the Initial Purchasers.

14. Governing Law; Construction. This Agreement and any claim, counterclaim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Agreement directly or indirectly, shall be governed by, and construed in accordance with the internal laws of the State of New York (without giving effect to any provisions thereof relating to conflicts of law).

15. Submission to Jurisdiction; Waiver of Jury Trial. No proceeding related to this Agreement or the transactions contemplated hereby may be commenced, prosecuted or continued in any court other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, which courts shall have jurisdiction over the adjudication of such matters, and the Issuers hereby consent to the jurisdiction of such courts and personal service with respect thereto. The Issuers hereby waive all right to trial by jury in any proceeding (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement. The Issuers agree that a final judgment in any such proceeding brought in any such court shall be conclusive and binding upon the Issuers and may be enforced in any other courts in the jurisdiction of which the Issuers are or may be subject, by suit upon such judgment.

16. Captions. The captions included in this Agreement are included solely for convenience of reference and are not to be considered a part of this Agreement.

17. Counterparts. This Agreement may be executed in various counterparts that together shall constitute one and the same instrument.

18. No Fiduciary Relationship. The Issuers hereby acknowledge that the Initial Purchasers are acting solely as initial purchasers in connection with the purchase and sale of the Securities. The Issuers further acknowledge that each of the Initial Purchasers is acting pursuant to a contractual relationship created solely by this Agreement entered into on an arm’s length basis and in no event do the parties intend that any Initial Purchaser act or be responsible as a fiduciary to the Issuers, their management, stockholders, creditors or any other person in connection with any activity that such Initial Purchaser may undertake or has undertaken in furtherance of the purchase and sale of the Securities, either before or after the date hereof. The Initial Purchasers hereby expressly disclaim any fiduciary or similar obligations to the Issuers, either in connection with the transactions contemplated by this Agreement or any matters leading up to such transactions, and the Issuers hereby confirm their understanding and agreement to that effect. The Issuers and each Initial Purchaser agree that they are each responsible for making their own independent judgments with respect to any such transactions, and that any opinions or views expressed by any Initial Purchaser to the Issuers regarding such transactions, including but not limited to any opinions or views with respect to the price or market for the Securities, do not constitute advice or recommendations to the Issuers. The Issuers hereby waive and release, to the fullest extent permitted by law, any claims that such Issuers may have against the Initial Purchasers with respect to any breach or alleged breach of any fiduciary or similar duty to the Issuers in connection with the transactions contemplated by this Agreement or any matters leading up to such transactions.

[Signature Pages Follow]

If the foregoing Purchase Agreement correctly sets forth the understanding among the Issuers and the Initial Purchasers, please so indicate in the space provided below for the purpose, whereupon this letter and your acceptance shall constitute a binding agreement among the Issuers and the Initial Purchasers.

INTERNATIONAL COAL GROUP, INC.

By:	/s/ Bennett K. Hatfield
Name: Bennett K. Hatfield
Title: President, Chief Executive Officer and Director

ICG, INC.

By:	/s/ William D. Campbell
Name: William D. Campbell
Title: Vice President, Assistant Secretary and Treasurer

ICG, LLC

By:	/s/ William D. Campbell
Name: William D. Campbell
Title: Vice President, Assistant Secretary and Treasurer

ICG ADDCAR SYSTEMS, LLC

By:	/s/ William D. Campbell
Name: William D. Campbell
Title: Vice President, Assistant Secretary and Treasurer

ICG EASTERN, LLC

By:	/s/ William D. Campbell
Name: William D. Campbell
Title: Vice President, Secretary and Treasurer

ICG EAST KENTUCKY, LLC

By:	/s/ William D. Campbell
Name: William D. Campbell
Title: Vice President, Secretary and Treasurer

ICG HAZARD, LLC

By:	/s/ William D. Campbell
Name: William D. Campbell
Title: Vice President, Secretary and Treasurer

ICG ILLINOIS, LLC

By:	/s/ William D. Campbell
Name: William D. Campbell
Title: Vice President, Secretary and Treasurer

ICG KNOTT COUNTY, LLC

By:	/s/ William D. Campbell
Name: William D. Campbell
Title: Vice President, Secretary and Treasurer

ICG NATURAL RESOURCES, LLC

By:	/s/ William D. Campbell
Name: William D. Campbell
Title: Vice President, Assistant Secretary and Treasurer

ICG HAZARD LAND, LLC

By:	/s/ William D. Campbell
Name: William D. Campbell
Title: Vice President, Assistant Secretary and Treasurer

ICG EASTERN LAND, LLC

By:	/s/ William D. Campbell
Name: William D. Campbell
Title: Vice President, Assistant Secretary and Treasurer

ICG TYGART VALLEY, LLC

By:	/s/ William D. Campbell
Name: William D. Campbell
Title: Vice President, Assistant Secretary and Treasurer

ICG BECKLEY, LLC

By:	/s/ William D. Campbell
Name: William D. Campbell
Title: Assistant Secretary

COALQUEST DEVELOPMENT LLC

By:	/s/ William D. Campbell
Name: William D. Campbell
Title: Treasurer and Assistant Secretary

ANKER COAL GROUP, INC.

By:	/s/ William D. Campbell
Name: William D. Campbell
Title: Vice President and Treasurer

ANKER GROUP, INC.

By:	/s/ William D. Campbell
Name: William D. Campbell
Title: Vice President, Treasurer and Assistant Secretary

HUNTER RIDGE COAL COMPANY

By:	/s/ William D. Campbell
Name: William D. Campbell
Title: Vice President, Treasurer and Assistant Secretary

ANKER POWER SERVICES, INC.

By:	/s/ Roger L. Nicholson
Name: Roger L. Nicholson
Title: Secretary

WHITE WOLF ENERGY, INC.

By:	/s/ William D. Campbell
Name: William D. Campbell
Title: Vice President, Treasurer and Assistant Secretary

WOLF RUN MINING COMPANY

By:	/s/ William D. Campbell
Name: William D. Campbell
Title: Vice President, Treasurer and Assistant Secretary

BRONCO MINING COMPANY, INC.

By:	/s/ Roger L. Nicholson
Name: Roger L. Nicholson
Title: Secretary

HAWTHORNE COAL COMPANY, INC.

By:	/s/ William D. Campbell
Name: William D. Campbell
Title: Vice President, Treasurer and Assistant Secretary

HEATHER GLEN RESOURCES, INC.

By:	/s/ William D. Campbell
Name: William D. Campbell
Title: Vice President, Treasurer and Assistant Secretary

UPSHUR PROPERTY, INC.

By:	/s/ William D. Campbell
Name: William D. Campbell
Title: Vice President, Treasurer and Assistant Secretary

JULIANA MINING COMPANY, INC.

By:	/s/ William D. Campbell
Name: William D. Campbell
Title: Vice President and Treasurer

MARINE COAL SALES COMPANY

By:	/s/ William D. Campbell
Name: William D. Campbell
Title: Vice President, Treasurer and Assistant Secretary

MELROSE COAL COMPANY, INC.

By:	/s/ William D. Campbell
Name: William D. Campbell
Title: Vice President, Treasurer and Assistant Secretary

PATRIOT MINING COMPANY, INC.

By:	/s/ William D. Campbell
Name: William D. Campbell
Title: Vice President, Treasurer and Assistant Secretary

VANTRANS, INC.

By:	/s/ William D. Campbell
Name: William D. Campbell
Title: Vice President, Treasurer and Assistant Secretary

KING KNOB COAL CO., INC.

By:	/s/ William D. Campbell
Name: William D. Campbell
Title: Vice President, Treasurer and Assistant Secretary

VINDEX ENERGY CORPORATION

By:	/s/ William D. Campbell
Name: William D. Campbell
Title: Vice President, Treasurer and Assistant Secretary

NEW ALLEGHENY LAND HOLDING COMPANY, INC.

By:	/s/ William D. Campbell
Name: William D. Campbell
Title: Vice President, Treasurer and Assistant Secretary

SIMBA GROUP, INC.

By:	/s/ William D. Campbell
Name: William D. Campbell
Title: President, Treasurer and Assistant Secretary

Confirmed and accepted as of the date first above written:

UBS SECURITIES LLC J.P. MORGAN SECURITIES INC. GOLDMAN, SACHS & CO. BANC OF AMERICA SECURITIES LLC WACHOVIA CAPITAL MARKETS, LLC

By:	UBS SECURITIES LLC as Representative of the several Initial Purchasers

By:	/s/ Christopher Abbate
Name: Christopher Abbate
Title: Executive Director

By:	/s/ Jamie Brodsky
Name: Jamie Brodsky
Title: Associate Director

Schedule I

Initial Purchaser	Principal Amount of Notes to Be Purchased
UBS Securities LLC	$51,333,334
J.P. Morgan Securities Inc.	$51,333,333
Goldman, Sachs & Co.	$51,333,333
Banc of America Securities LLC	$10,500,000
Wachovia Capital Markets, LLC	$10,500,000
Total	$175,000,000

Schedule II

Subsidiary	Jurisdiction of Organization	Equity Holder and % Held by Each
Anker Coal Group, Inc.	DE	100%
Anker Group, Inc.	DE	100%
CoalQuest Development LLC	DE	100%
Hunter Ridge Coal Company (f/k/a Anker Energy Corporation)	DE	100%
ICG ADDCAR Systems, LLC	DE	100%
ICG Beckley, LLC	DE	100%
ICG East Kentucky, LLC	DE	100%
ICG Eastern Land, LLC	DE	100%
ICG Eastern, LLC	DE	100%
ICG Hazard Land, LLC	DE	100%
ICG Hazard, LLC	DE	100%
ICG Illinois, LLC	DE	100%
ICG Knott County, LLC	DE	100%
ICG Natural Resources, LLC	DE	100%
ICG Tygart Valley, LLC	DE	100%
ICG, Inc.	DE	100%
ICG, LLC	DE	100%
Marine Coal Sales Company	DE	100%
Simba Group, Inc.	DE	100%
Upshur Property, Inc.	DE	100%
Vantrans, Inc.	DE	100%
Anker Power Services, Inc.	WV	100%
Bronco Mining Company, Inc.	WV	100%
Hawthorne Coal Company, Inc.	WV	100%
Heather Glen Resources, Inc.	WV	100%
Juliana Mining Company, Inc.	WV	100%
King Knob Coal Co., Inc.	WV	100%
Melrose Coal Company, Inc.	WV	100%
New Allegheny Land Holding Company, Inc.	WV	100%
Patriot Mining Company, Inc.	WV	100%
Vindex Energy Corporation	WV	100%
White Wolf Energy, Inc. (f/k/a Anker Virginia Mining Company, Inc.)	VA	100%
Wolf Run Mining Company (f/k/a Anker West Virginia Mining Company, Inc.)	WV	100%
The Sycamore Group, LLC	WV	50%

Exhibit A

PRICING SUPPLEMENT

Dated as of June 20, 2006 to

Preliminary Offering Memorandum

(the “Preliminary Offering Memorandum”)

of International Coal Group, Inc. Dated as of June 8, 2006.

$175,000,000

International Coal Group, Inc.

10.25% Senior Notes due 2014

This Pricing Supplement should be read in conjunction with the Preliminary Offering Memorandum.

The information in this Pricing Supplement supplements the Preliminary Offering Memorandum and supersedes the information in the Preliminary Offering Memorandum to the extent inconsistent with the information in the Preliminary Offering Memorandum.

The notes have not been registered under the Securities Act of 1933 and are being offered only to (1) “qualified institutional buyers” as defined in Rule 144A under the Securities Act and (2) outside the United States to non-U.S. persons in compliance with Regulation S under the Securities Act.

Aggregate Principal Amount:	$175,000,000
Final Maturity Date:	July 15, 2014
Issue Price:	100.0%, plus accrued interest, if any
Coupon:	10.250%
Yield Per to Maturity:	10.250%
Interest Payment Dates:	July 15 and January 15
First Interest Payment Date:	January 15, 2007
Optional Redemption:	The notes will be redeemable by the company, in whole or in part, on or after July 15, 2010 at the prices set forth below (expressed as percentages of the principal amount), plus accrued and unpaid interest:

Date	Price

2010	105.125

A-1

	2011	102.563
	2012	100.000%

Make-Whole	The notes will be redeemable by the company, in whole or in part, at any time prior to July 15, 2010 at a discount rate of Treasury plus 50 basis points.

Optional Redemption with Equity Proceeds:	In addition, up to 35% of the notes will be redeemable by the company before July 15, 2009 at a price equal to 110.250% of their principal amount.

Initial Purchaser(s): UBS Securities LLC J.P. Morgan Securities Inc. Goldman, Sachs & Co. Banc of America Securities LLC Wachovia Capital Markets, LLC
Trade Date:	June 20, 2006
Settlement Date:	June 23, 2006 (T+3)
CUSIP Numbers:	45928HAB2 (144A) USU45926AA72 (Reg S ISN)

In addition:

•	All references in the “Preliminary Offering Memorandum” to increasing our amount available under our existing revolving credit facility to $350.0 million shall be amended to indicate an increase to $325.0 million.

•	The following amendments are being made to the “Certain Covenants” subsection of the “Description of Notes” section of the Preliminary Offering Memorandum:

The Fixed Charge Coverage Ratio threshold in the first paragraph of the “Incurrence of Indebtedness and Issuance of Preferred Equity” covenant is hereby amended to be 2.25 to 1 instead of 2.0 to 1.

The amount on Indebtedness that may be incurred under the Credit Facilities pursuant to the first clause of the definition of “Permitted Debt” shall be amended to be $450.0 million instead of $550.0 million.

•	Footnote 4 of the “Selected historical condensed consolidated financial information of International Coal Group, Inc.” section of the Preliminary Offering Memorandum is hereby amended and restated as follows:

The statement that “our ratio of earnings to fixed charges for the year ended December 31, 2005 would have been 2.17x” is hereby amended to replace 2.17x with 2.61x

•	The following line items of the “As Adjusted” column of the table in the “Capitalization” section of the Preliminary Offering Memorandum are hereby amended to read follows:

A-1-2

Notes offered hereby	$175,000,000

Total debt	$185,808,000

Total capitalization	$848,951,000

•	The section under the sub-heading “LIQUIDITY AND CAPITAL RESOURCES” in the “Management’s discussion and analysis of financial conditions and results of operations” section of the Preliminary Offering Memorandum is hereby amended and restated as follows:

The sentence “Total debt represented 28.3% of our total capitalization at March 31, 2006 after giving effect to this offering” is hereby amended to replace “28.3%” with “22.0%”.

A-1-3

Exhibit B

FORM OF REGISTRATION RIGHTS AGREEMENT

B-1

Exhibit C

Free Writing Offering Documents

1.	Pricing Supplement attached as Exhibit A

2.	Electronic road show presentation, recorded/posted on Bloomberg on June 9, 2006 and related power point slides

C-1

Exhibit D-1

FORM OF OPINION OF JONES DAY

D-1-1

Exhibit D-2

FORM OF OPINION OF JACKSON KELLY PLLC

D-2-1

Exhibit D-3

FORM OF OPINION OF GENERAL COUNSEL FOR THE COMPANY

D-3-1